Exhibit (d)(6)

                       AMENDMENT TO STOCKHOLDERS AGREEMENT

           This Amendment, effective as of August 21, 2003 (this "Amendment"), by and between Leucadia National Corporation, a New York corporation ("Leucadia" or "Purchaser"), and WilTel Communications Group, Inc., a Nevada corporation (the "Company"), amends the Stockholders Agreement, dated as of October 15, 2002, between the Company and Leucadia (the "Stockholders Agreement"). Capitalized terms used in this Amendment, unless otherwise specifically defined, shall have the same meanings as set forth in the Stockholders Agreement.

                                    RECITALS

           WHEREAS, Section 2.2(a)(ii) of the Stockholders Agreement permits the amendment of the Stockholders Agreement upon prior Board Approval.

           WHEREAS, on August 21, 2003, Board Approval was given to amend the Stockholders Agreement as memorialized in this Amendment in connection with the transactions contemplated by the Merger Agreement (as hereinafter defined).

           NOW, THEREFORE, Leucadia and the Company agree as follows:

                      AMENDMENTS TO STOCKHOLDERS AGREEMENT

           1. The Stockholders Agreement is hereby amended to add the following
Section 2.3:

                     2.3. Merger Agreement. Notwithstanding anything to the contrary in this Agreement, the Investor is permitted to commence the exchange offer (the "Tender Offer") contemplated by and in accordance with the Agreement and Plan of Merger, dated as of August 21, 2003, among Purchaser, Wrangler Acquisition Corp., a Nevada corporation and a subsidiary of Purchaser, and the Company (as it may be amended or modified, the "Merger Agreement"), and consummate the Tender Offer, merger and other transactions contemplated by the Merger Agreement.

           2. Section 5.1(b) of the Stockholders Agreement is hereby amended to insert the following before the comma at the end of clause (ii) of said Section 5.1(b):

           , or the consummation of the Tender Offer in accordance with the Merger Agreement (it being understood that none of the provisions of this Agreement referred to in this Section 5.1(b) will terminate solely on account of the Board Approval granted in August 2003 in respect of the Tender Offer unless and until the Tender Offer is consummated in accordance with the Merger Agreement)

           3. The Stockholders Agreement is the hereby amended to add the following Section 5.1(e):

               (e) At the effective time of the merger contemplated by the Merger Agreement, this Agreement shall terminate and be of no further force or effect.

           4. Except as modified by this Amendment, the Stockholders Agreement shall remain in full force and effect. In the event of any conflict between this Amendment and the Stockholders Agreement, this Amendment shall control.

           5. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

                                    LEUCADIA NATIONAL CORPORATION


                                    By: /s/ Joseph A. Orlando
                                       -----------------------------------------
                                         Name:  Joseph A. Orlando
                                         Title: Vice President and Chief
                                                Financial Officer


                                    WILTEL COMMUNICATIONS GROUP, INC.


                                    By: /s/ Jeff K. Storey
                                       -----------------------------------------
                                        Name:  Jeff K. Storey
                                        Title: President and Chief Financial
                                               Officer